Exhibit (a)(5)(iii)

PLAYSTUDIOS, INC. ANNOUNCES
EXTENSION OF THE EXPIRATION DATE FOR THE OFFER TO PURCHASE AND
CONSENT SOLICITATION RELATING TO ITS WARRANTS

Las Vegas, Nevada – April 28, 2022 – PLAYSTUDIOS, Inc. (NASDAQ: MYPS) (“PLAYSTUDIOS” or the “Company”), the creator of the playAWARDS loyalty platform and an award-winning developer of free-to-play mobile and social games, today announced that it has extended the expiration date of its previously commenced offer to purchase (the “Offer”) all of its outstanding public warrants and private placement warrants (collectively, the “Warrants”) to purchase shares of its Class A common stock, par value $0.0001 per share, at a purchase price of $1.00 in cash, without interest, to 12:00 midnight, Eastern Time at the end of the day on May 13, 2022, unless further extended or terminated. The Offer was previously scheduled to expire at 12:00 midnight, Eastern Time, at the end of the day on April 29, 2022. The Offer was extended to allow additional time for holders of Warrants to tender their Warrants in the Offer. The Offer may be extended further in accordance with the applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

PLAYSTUDIOS is also soliciting consents (the “Consent Solicitation”) to amend the Warrant Agreement, dated as of October 22, 2020, by and between PLAYSTUDIOS and Continental Stock Transfer & Trust Company, which governs all of the Warrants (the “Warrant Agreement”), to permit PLAYSTUDIOS to redeem each outstanding Warrant for $0.90 in cash, without interest, which is 10% less than the price applicable to the Offer (such amendment, the “Warrant Amendment”). Pursuant to the terms of the Warrant Agreement, the adoption of the Warrant Amendment will require the consent of holders of at least 65% of the outstanding public warrants as it relates to the public warrants and the consent of holders of at least 65% of the outstanding private placement warrants as it relates to the private placement warrants.

Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”), the depositary for the Offer, has advised the Company that, as of 5:00 p.m. Eastern Time on April 27, 2022, (i) an aggregate of 33,606 of the outstanding public warrants have been properly tendered and not properly withdrawn and (ii) no private placement warrants have been properly tendered. Holders of public warrants who have already tendered their public warrants do not need to re-tender their public warrants or take any other action as a result of the extension of the expiration date of the Offer. Holders of public warrants may withdraw public warrants they have previously tendered at any time prior to the extended expiration date of the Offer.

The complete terms and conditions of the Offer can be found in the Offer to Purchase and Consent Solicitation, the related Letter of Transmittal and Consent and certain other materials contained in the Company’s tender offer statement on Schedule TO originally filed with the SEC on April 1, 2022, as amended and as may be further amended from time to time (the “Offer to Purchase”), and available at www.sec.gov. Except as described in this press release, the terms of the Offer remain the same as set forth in the Offer to Purchase and the related Letter of Transmittal and Consent.

Copies of the Offer to Purchase and other materials related to the Offer may be obtained for free from the information agent, Alliance Advisors, LLC, at (800) 429-6652 (toll-free). The depositary for the Offer is Broadridge. The Dealer Manager for the Offer is PJT Partners LP.

The Company’s Class A common stock and public warrants are listed on The Nasdaq Stock Market LLC under the symbols “MYPS” and “MYPSW,” respectively. As of April 27, 2022, a total of 10,996,631 Warrants were outstanding.

Important Additional Information Has Been Filed with the SEC

Copies of the Schedule TO and Offer to Purchase are available free of charge at the website of the SEC at www.sec.gov. Requests for documents may also be directed to Alliance at (800) 429-6652 (toll-free).

This announcement is for informational purposes only and shall not constitute an offer to purchase or a solicitation of an offer to sell the Warrants. The Offer and Consent Solicitation are being made only through the Schedule TO and Offer to Purchase, and the complete terms and conditions of the Offer and Consent Solicitation are set forth in the Schedule TO and Offer to Purchase.

Holders of the Warrants are urged to read the Schedule TO and Offer to Purchase carefully before making any decision with respect to the Offer and Consent Solicitation because they contain important information, including the various terms of, and conditions to, the Offer and Consent Solicitation.

None of PLAYSTUDIOS, any of its management or its board of directors, or the Dealer Manager, Information Agent or Depositary or any other person makes any recommendation as to whether or not Warrant holders should tender Warrants for exchange in the Offer or consent to the Warrant Amendment in the Consent Solicitation. Warrant holders must make their own decision as to whether to tender their Warrants and, if so, how many Warrants to tender.

About PLAYSTUDIOS, Inc.

PLAYSTUDIOS, Inc. (Nasdaq: MYPS) creator of the groundbreaking playAWARDS loyalty platform is a publisher and developer of award-winning mobile games, including the iconic Tetris® mobile app, POP! Slots, myVEGAS Slots, myVEGAS Blackjack, my KONAMI Slots, myVEGAS Bingo, and MGM Slots Live. The playAWARDS loyalty platform enables players to earn real-world rewards from a global collection of iconic hospitality, entertainment, and leisure brands. playAWARDS partners include MGM Resorts International, Wolfgang Puck, Norwegian Cruise Line, Resorts World, IHG, Bowlero, Gray Line Tours, and Hippodrome Casino among others. Founded by a team of veteran gaming, hospitality, and technology entrepreneurs, PLAYSTUDIOS apps combine the best elements of popular casual games with compelling real-world benefits. To learn more about PLAYSTUDIOS, visit www.playstudios.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the expiration date for the Offer and Consent Solicitation. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” the negative of these terms and other comparable terminology that conveys uncertainty of future events or outcomes. These forward-looking statements involve known and unknown risks, uncertainties, assumptions, and other factors that may cause actual results to differ materially from statements made in this press release, including the number of warrant holders that respond and elect to participate in the Offer and Consent Solicitation; our ability to consummate the Offer and Consent Solicitation; our ability to recognize the anticipated benefits of the Offer and Consent Solicitation; changes in applicable laws or regulations, including those that pertain to tender offers; and the possibility that we may be adversely affected by legal and regulatory developments and general market, political, economic and business conditions. Other potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those risks and uncertainties included under the caption “Risk Factors” in our Annual Report on Form 10-K for the twelve months ended December 31, 2021, filed with the SEC on March 3, 2022 and in other filings we make with the SEC from time to time. All information provided in this release is based on information available to us as of the date of this press release and any forward-looking statements contained herein are based on assumptions that we believe are reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are inherently uncertain. We undertake no duty to update this information unless required by law.

SOURCE: PLAYSTUDIOS, Inc.

PLAYSTUDIOS CONTACTS

Investor Relations
IR@playstudios.com

Media Relations
Amy Rossetti
media@playstudios.com